October 2011

Pricing Sheet dated October 7, 2011 relating to

Amendment No. 1 dated October 12, 2011 to

Terms Supplement No. 10 dated October 7, 2011 to

Product Supplement No. 3 dated January 14, 2011 and

Prospectus Supplement and Prospectus dated February 4, 2010

Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 433 Registration Statement No. 333-164694

EKSPORTFINANS ASA

Bear Market PLUS Based Inversely on the Value of the iShares® Russell 2000® Growth Index ETF
(IWO) due April 13, 2012

Performance Leveraged Upside SecuritiesSM

FINAL TERMS – October 7, 2011
Issuer:	Eksportfinans ASA
Maturity date:	April 13, 2012
Underlying fund:	iShares® Russell 2000® Growth Index ETF (IWO)
Aggregate principal amount:	$6,471,000.00
Payment at maturity:

▪       If the final share price is less than the initial share price,

$10.00 + enhanced downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

▪       If the final share price is greater than or equal to the initial share price,

$10.00 – upside reduction amount

In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10.00 x leverage factor x share percent decrease
Upside reduction amount:	$10.00 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$75.15, which is the closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date.
Valuation date:	April 10, 2012, subject to postponement for non-trading days or certain market disruption events.
Leverage factor:	300%
Maximum payment at maturity:	$12.05 per Bear Market PLUS (120.5% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10% of the stated principal amount)
Stated principal amount:	$10.00 per Bear Market PLUS
Issue price:	$10.00 per Bear Market PLUS (see "Commissions and Issue Price" below)
Pricing date:	October 7, 2011
Original issue date:	October 13, 2011 (3 business days after the pricing date)
CUSIP:	28264M285
ISIN:	US28264M2851
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (MS & Co.), a wholly-owned subsidiary of Morgan Stanley.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Issuer
Per Bear Market PLUS	$10.00	$0.12	$9.88
Total	$6,471,000.00	$77,652.00	$6,393,348.00

(1)	Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.12 for each PLUS they sell. For additional information, see “Supplemental Plan of Distribution” in the accompanying Product Supplement No. 3.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT, DATED OCTOBER 7, 2011, DESCRIBING THE OFFERING, PRODUCT SUPPLEMENT NO. 3 DATED JANUARY 14, 2011 AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, DATED FEBRUARY 4, 2010, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 dated October 12, 2011 to Terms Supplement No. 10 dated October 7, 2011

Product Supplement No. 3 dated January 14, 2011                                                                      Prospectus Supplement and Prospectus dated February 4, 2010

MORGAN STANLEY

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.